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                             Pitcairn Trust Company
             One Pitcairn Place, Suite 3000, 165 Township Line Road
                              Jenkintown, PA 19046

                                 August 1, 2000

Pitcairn Funds
One Pitcairn Place, Suite 3000
165 Township Line Road
Jenkintown, PA 19046

             Re: Subscription for the Purchase of Shares of Beneficial Interest of Pitcairn Funds (The "Trust")
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Ladies and Gentlemen:

     This letter is to express our intent to subscribe to purchase shares of beneficial interest ("Shares") of the Pitcairn Government/Corporate Bond Fund (the "Fund") of the Trust. We propose to purchase, on August 1, 2000, 10,000 Shares of the Fund at a price of $10.00 per Share for a total investment of $100,000.00 in that Fund. We will purchase the Shares of the Fund in a private offering prior to the effectiveness of the Trust's registration statement filed by the Trust under the Securities Act of 1933 and the Investment Company Act of 1940, each as amended.

     In connection with the purchase of the Shares as described above: (i) we, the purchaser, intend to acquire the Shares for our own account as the sole beneficial owner thereof and have no present intention of redeeming or reselling the Shares so acquired; (ii) any redemption of these Shares will be reduced by a pro rata portion of any then unpaid offering costs of the Trust. This proration will be calculated by dividing the number of Shares to be redeemed by the aggregate number of Shares held which represent the initial capital of the Trust.

                        Very truly yours,

                        Pitcairn Trust Company

                        By:     /s/ Averill R. Jarvis
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                        Name:   Averill R. Jarvis
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                        Title:  Senior Vice President and Associate General
                                Counsel
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